FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR OF FISCAL 2014

~Provides 2015 Full-Year Financial Guidance~

DAYTONA BEACH, Fla. - January 27, 2015 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal fourth quarter and full-year ended November 30, 2014.
"We are pleased to report solid financial performance for 2014, including results for our fourth quarter which exceeded our expectations." stated Lesa France Kennedy, ISC Chief Executive Officer. "With positive momentum from capacity management and consumer marketing strategies, coupled with strong corporate sales and excitement generated by the new Chase for the Sprint Cup Championship format, we achieved sellouts at Phoenix and Homestead-Miami as well as pleasing TV rating increases for the later Cup events of the season."
Ms. France Kennedy continued, "2015 is shaping up nicely, entering the first year of the new 10 year TV broadcast agreements with Fox and NBC. We are optimistic that the sport can carry forward the fan enthusiasm that peaked during the final rounds of the Chase, and, with some tail wind from strengthening consumer confidence, translate it into solid consumer sales and TV ratings in the coming year."
"DAYTONA Rising continues to progress on time and on budget, debuting approximately 40,000 newly constructed seats and supporting infrastructure for Speedweeks 2015. In October 2014, Florida Hospital was announced as the project's second Founding Partner as part of one of the Company's longest term deals to date. We are optimistic that elevating the experience at the most iconic motorsports facility in North America will take the Daytona 500 brand to a whole new level, not to mention the impact on our 12 other major motorsports facilities' brands."
"We are confident about our financial condition and our strategic initiatives to grow our business. We maintain a solid balance sheet that makes possible strategic developments and acquisitions that build

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shareholder value. As well we are executing consumer and corporate programs that compliment our industry's long-term broadcast agreements, all supporting revenue growth."

Fourth Quarter Comparison
Total revenues for the fourth quarter ended November 30, 2014 were approximately $199.8 million, compared to revenues of approximately $188.7 million in the fourth quarter of fiscal 2013. Operating income was approximately $39.8 million during the period compared to approximately $29.5 million in the fourth quarter of fiscal 2013. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

•	The IndyCar Series event held at Auto Club Speedway of Southern California ("Auto Club Speedway") in the third quarter of fiscal 2014 was held in the fourth quarter of fiscal 2013.

•	Drag racing events were held at Auto Club Speedway in the fourth quarter of fiscal 2014 that were not held in the fourth quarter of fiscal 2013.

•
On January 31, 2014, SMI abandoned its interest and rights in MA, consequently bringing our ownership of MA to 100.0 percent. MA's operations are included in our consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements. As a result of SMI's abandonment of their interest in MA, during the fourth quarter of fiscal 2014, we recognized tax benefits relating to MA of approximately $0.2 million. In addition, we recognized an impairment of a long-lived intangible asset, related to MA, of approximately $0.6 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2014. There were no comparable items in the same period of fiscal 2013.

•
During the fourth quarter of fiscal 2014, we received a favorable settlement relating to a legal judgment of litigation involving certain ancillary operations of approximately 0.6 million, or $0.01 per diluted share. There were no comparable items in the same period of fiscal 2013.

•
During the fourth quarter of fiscal 2014, we recognized approximately $0.2 million, or $0.01 per diluted share, in marketing and consulting costs, that are included in general and administrative expense, related to DAYTONA Rising. During the fourth quarter of fiscal 2013, we recognized approximately $0.4 million, or $0.01 per diluted share, of similar costs.

•
During the fourth quarter of fiscal 2014, we recognized accelerated depreciation of $2.4 million, or $0.03 per diluted share, due to shortening the service lives of certain assets associated with DAYTONA Rising. During the fourth quarter of fiscal 2013, we recognized approximately $8.0 million, or $0.10 per diluted share, due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
During the fourth quarter of fiscal 2014, we recognized charges of approximately $2.8 million, or $0.03 per diluted share, for losses associated with asset retirements including the removal of assets not fully depreciated in connection with DAYTONA Rising. Included in these losses were approximately $0.8 million of expenditures related to demolition and/or asset relocation costs, the remaining charges

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were non-cash, which included an impairment of a long-lived intangible asset related to MA, discussed above. In the fourth quarter of fiscal 2013, we recognized approximately $6.3 million, or $0.08 per diluted share, of similar charges, of which approximately $3.0 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash.

•
During the fourth quarter of fiscal 2014, we received a settlement of interest income related to a long term receivable of $1.8 million, or $0.02 per diluted share. There were no comparable items in the same period of fiscal 2013.

•
During the fourth quarter of fiscal 2014, we recognized approximately $2.7 million, or $0.04 per diluted share, in capitalized interest related to DAYTONA Rising. During the fourth quarter of fiscal 2013, we recognized $0.5 million or $0.01 per diluted share, of similar capitalized interest.

Net income for the fourth quarter was approximately $25.8 million, or $0.55 per diluted share, compared to net income of approximately $17.2 million, or $0.37 per diluted share, in the prior year period. Excluding legal settlement, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, impairment of MA long-lived intangible asset, settlement of interest income related to a long-term receivable, DAYTONA Rising project capitalized interest, MA income tax benefits and a de minimis net gain on sale of certain assets, non-GAAP (defined below) net income for the fourth quarter of 2014 was $26.1 million, or $0.56 per diluted share. Non-GAAP net income for the fourth quarter of fiscal 2013 was $25.8 million, or $0.55 per diluted share.
Full-Year Comparison
For the year ended November 30, 2014, total revenues were $651.9 million, compared to $612.6 million in 2013. Operating income for the full-year period was $93.4 million compared to $78.7 million in the prior year.
Year-over-year comparability was impacted by:

•	Drag racing events were held at Auto Club Speedway in fiscal 2014 that were not held in fiscal 2013.

•
The second annual Faster Horses music festival held during the third quarter of fiscal 2014 includes consolidation of concessions revenue and expense as compared to similar services provided by a third party for this event, for which we received a rights fee as revenue, held the same period in fiscal 2013.

•
On January 31, 2014, SMI abandoned its interest and rights in MA, consequently bringing our ownership of MA to 100.0 percent. MA's operations are included in our consolidated operations subsequent to the date of SMI's abandonment. Prior to January 31, 2014, MA was accounted for as an equity investment in our financial statements. As a result of SMI's abandonment of their interest in MA, we recorded other income of approximately $5.4 million representing the fair value of MA, over the carrying value, as of January 31, 2014. We also recognized tax benefits relating to MA of approximately $4.0 million for fiscal 2014. In addition, we recognized an impairment of a long-lived intangible asset related to MA of approximately $0.6 million, or $0.01 per diluted share. There were no comparable items in the same period of fiscal 2013.

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•
During fiscal 2013, we expensed approximately $2.8 million, or $0.04 per diluted share, of certain ongoing carrying costs related to our Staten Island property. There were no comparable costs in the same period of fiscal 2014.

•
During fiscal 2014, we received a favorable settlement relating to a legal judgment of litigation involving certain ancillary operations of approximately $0.6 million, or $0.01 per diluted share. During fiscal 2013, we recognized a charge relating to a settlement of a litigation involving certain ancillary facility operations of approximately $0.5 million, or $0.01 per diluted share. There was no relationship between the judgment in 2013 and the settlement in 2014.

•
In fiscal 2014, we recognized approximately $1.1 million, or $0.02 per diluted share, in marketing and consulting costs that are included in general and administrative expense related to DAYTONA Rising. During fiscal 2013, we recognized approximately $1.5 million, or $0.02 per diluted share, of similar costs.

•
During fiscal 2014, we recognized approximately $11.1 million, or $0.14 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising. During fiscal 2013, we recognized approximately $15.4 million, or $0.20 per diluted share, of accelerated depreciation due to shortening the service lives of certain assets associated with DAYTONA Rising and capacity management initiatives.

•
In fiscal 2014, we recognized charges of approximately $10.1 million, or $0.12 per diluted share, of losses associated with asset retirements primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising, capacity management initiatives and other capital projects. Included in these losses were approximately $7.5 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash, which included an impairment of a long-lived intangible asset related to MA, discussed above. During fiscal 2013, we recognized approximately $16.6 million, or $0.21 per diluted share, of similar charges, of which approximately $6.6 million of expenditures related to demolition and/or asset relocation costs, the remaining charges were non-cash.

•
During fiscal 2014, we received a settlement of interest income related to a long term receivable of $1.8 million, or $0.02 per diluted share. There was no comparable item in the same period of fiscal 2013.

•
In fiscal 2014, we recognized approximately $7.2 million, or $0.09 per diluted share, in capitalized interest related to DAYTONA Rising. During fiscal 2013, we recognized approximately $0.8 million, or $0.01 per diluted share, of similar capitalized interest.

•
During fiscal 2014, we recognized approximately $8.9 million of income from equity investments associated with our Hollywood Casino at Kansas Speedway. During fiscal 2013, we recognized income of approximately $9.4 million from this equity investment, which included a $1.1 million credit for previously paid property taxes related to resolution of amounts under appeal.

Net income for the year-ended November 30, 2014, was $67.4 million, or $1.45 per diluted share, compared to a net income of $45.3 million, or $0.97 per diluted share in 2013. Excluding adjustments for legal

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settlement, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, impairment of MA long-lived intangible asset, settlement of interest income related to long-term receivable, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefits, and a de minimis net loss on sale of certain assets, non-GAAP (defined below) net income for fiscal 2014, was $65.9 million, or $1.42 per diluted share. This is compared to non-GAAP net income for fiscal 2013 of $67.2 million, or $1.44 per diluted share.
GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
The adjustments for 2013 relate to carrying costs of our Staten Island property, legal judgment, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation associated with DAYTONA Rising and capacity management initiatives, losses associated with the retirements of certain other long-lived assets, capitalized interest associated with DAYTONA Rising and net gain on sale of certain assets.
The adjustments for 2014 relate to legal settlement, marketing and consulting costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, impairment of MA long-lived intangible asset, settlement of interest income related to long-term receivable, DAYTONA Rising project capitalized interest, MA fair value adjustment and income tax benefits, and net loss on sale of certain assets.
The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information adjusts for items that are not considered to be reflective of the Company's continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

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	Three Months Ended		Year Ended
	November 30, 2013	November 30, 2014	November 30, 2013	November 30, 2014
		(Unaudited)
	( In Thousands, Except Per Share Amounts )
Net income	$17,205	$25,824	$45,292	$67,379
Adjustments, net of tax:
Carrying costs related to Staten Island	8	—	1,728	—
Legal settlement/judgment	—	(386)	310	(386)
DAYTONA Rising project	230	144	913	672
Accelerated depreciation	4,848	1,480	9,358	6,758
Losses on retirements of long-lived assets	3,801	1,362	10,097	5,802
Impairment of MA's long lived intangible asset	—	605	—	605
Interest settlement on long-term receivable	—	(1,116)	—	(1,116)
DAYTONA Rising project capitalized interest	(297)	(1,650)	(467)	(4,387)
MA fair value adjustment and income tax benefits	—	(183)	—	(9,455)
Net loss (gain) on sale of certain assets	36	(2)	(46)	41
Non-GAAP net income	$25,831	$26,078	$67,185	$65,913
Per share data:
Diluted earnings per share	$0.37	$0.55	$0.97	$1.45
Adjustments, net of tax:
Carrying costs related to Staten Island	—	—	0.04	—
Legal settlement/judgment	—	(0.01)	0.01	(0.01)
DAYTONA Rising project	0.01	0.01	0.02	0.02
Accelerated depreciation	0.10	0.03	0.20	0.14
Losses on retirements of long-lived assets	0.08	0.03	0.21	0.12
Impairment of MA's long lived intangible asset	—	0.01	—	0.01
Interest settlement on long-term receivable	—	(0.02)	—	(0.02)
DAYTONA Rising project capitalized interest	(0.01)	(0.04)	(0.01)	(0.09)
MA fair value adjustment and income tax benefits	—	—	—	(0.20)
Net loss (gain) on sale of certain assets	—	—	—	—
Non-GAAP diluted earnings per share	$0.55	$0.56	$1.44	$1.42
From a marketing partnership perspective, the Company sold all of its 2014 NASCAR Sprint Cup and Xfinity (formerly Nationwide) series event entitlements and was within one percent of gross marketing partnership revenue target for the year.  NASCAR is a powerful brand with a loyal fan base that is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of Fortune 500 companies invested in NASCAR remains higher than any other sport. Approximately one-in-four Fortune 500 companies use NASCAR as part of their marketing strategy and the trend is increasing. The number of Fortune 500 companies investing in NASCAR increased three percent in 2014 versus prior year; and is an eleven percent improvement versus 2008.

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For fiscal 2015, ISC has agreements in place for approximately 74.0 percent of its gross marketing partnership revenue target.  The Company has one of its available 20 NASCAR Sprint Cup Series event entitlements either open or not announced and three of its fifteen NASCAR Xfinity Series event entitlements either open or not announced.  This is compared to last year at this time when it had approximately 72.0 percent of its gross marketing partnership revenue target sold and had entitlements for three NASCAR Sprint Cup and eight NASCAR Xfinity entitlements either open or not announced.  With the vast majority of its event entitlements secured, ISC can focus more resources on official status categories, which will better position the Company to meet its gross marketing partnership revenue target for 2015.
External Growth, Financing-Related and Other Initiatives
Capital Spending
The Company competes for the consumers' discretionary dollar with many entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customers' expectations, ISC is committed to improving the guest experience at its facilities through on-going capital improvements that position it for long-term growth.
In June 2013, ISC's board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all the capital expenditures for ISC's 13 major motorsports facilities, including DAYTONA Rising, as well as any equity commitments to undertake ONE DAYTONA. Of the endorsed five-year capital expenditure plan, DAYTONA Rising will account for approximately $400.0 million of the $600.0 million.
Capital expenditures for projects at existing facilities, including those related to DAYTONA Rising, was approximately $183.9 million for ISC's 2014 fiscal year. In comparison, the Company spent approximately $85.5 million on capital expenditures for projects at its existing facilities in fiscal 2013. With the majority of the capital expenditures for DAYTONA Rising occurring in fiscal 2014 and 2015, the Company estimates capital expenditures, exclusive of capitalized interest, across all of ISC's existing facilities will be approximately $200.0 million for fiscal 2015, based on the timing of construction payments. With a target completion date for DAYTONA Rising in January 2016, capital expenditures will then decrease significantly with an expectation of capital expenditures for projects at all of ISC's existing facilities, exclusive of capitalized interest, to be between $60.0 to $70.0 million in fiscal 2016 and fiscal 2017.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch of Daytona International Speedway, ISC's 55 year-old flagship motorsports facility, to enhance the event experience for fans, marketing partners, broadcasters and the motorsports industry.
The vision for DAYTONA Rising places an emphasis on enhancing the complete fan experience, beginning with five expanded and redesigned fan entrances, or injectors. Each injector will lead directly to a series of

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escalators and elevators that will transport fans to any of three different concourse levels, each featuring spacious and strategically-placed social "neighborhoods" along the nearly mile-long frontstretch.
A total of 11 neighborhoods, each measuring the size of a football field, will enable fans to meet and socialize during events without ever missing any on-track action, thanks to dozens of strategically-placed video screens in every neighborhood. The central neighborhood, dubbed the "World Center of Racing," features open sight-lines enabling fans to catch all the on-track action while celebrating the history of Daytona International Speedway and its many unforgettable moments throughout more than 50 years of racing.
Every seat on Daytona's frontstretch will be replaced with wider, more comfortable seating that will provide pristine sight-lines. There will also be more restrooms and concession stands per customer throughout the facility. For Budweiser Speedweeks 2015, the Company will preview some of the new amenities for DAYTONA Rising such as vertical transportation, concessions and restrooms, as well as approximately 40,000 new grandstand seats on the frontstretch near Turn 1. There have been several significant accomplishments since inception of the DAYTONA Rising project:
•In February 2014, Daytona International Speedway announced Toyota as its first Founding Partner for DAYTONA Rising. Through this partnership, Toyota will sponsor Injector 4 and one of the neighborhoods, as well as receive 20,000 square feet of innovative fan engagement space that will enhance the overall guest experience, and nearly 50,000 square feet of interior and exterior branding space. The partnership runs through 2025.
•In August 2014, Daytona International Speedway announced that CommScope, Inc. ("CommScope"), a global leader in infrastructure solutions for communications networks, has become the first technology partner in the expanding DAYTONA Rising “We Built Daytona” marketing platform. CommScope will deploy a new communications infrastructure at Daytona providing the facility with the bandwidth and flexibility to offer services that will enhance a fan’s experience, as well as improve stadium operations. The “We Built Daytona” platform is designed to showcase partners involved in the construction of DAYTONA Rising through a marketing presence (once their role in the project begins). CommScope joins eight other companies including Kingspan, a market leader in sustainable building product technology; USG Corporation, a leading building products company; Sherwin-Williams, an industry leader in the development of technologically advanced paint and coatings; Big Ass Fans, a ceiling fan design and engineering company; P&S Paving, asphalt and paving company; Jones Signs, leading national sign company; Schneider Electric, global specialist in energy management; and ROSSETTI, an award-winning architectural design and planning firm that is leading the master planning of the DAYTONA Rising project.
•On October 15, Daytona hosted DAYTONA Rising’s topping out ceremony, commemorating a significant milestone - the midway mark of construction. Speedway officials, the France family and Barton Malow presided over the installation of the highest piece of steel on the project.

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•In November 2014, Florida Hospital was announced as the stadium’s second Founding Partner, sponsoring Injector 1 in one of the Company's longest term deals to date. As with Toyota, the Florida Hospital brand will be represented on one of five fan injectors, including more than 20,000 square feet of engagement space. Within this injector, Florida Hospital will also have a presence in one of the “neighborhoods”.
•Beginning in January 2015, Florida Hospital will be the exclusive healthcare provider of Daytona, which includes providing medical equipment and personnel for all events, managing the care center operations and providing ambulances to handle emergency situations.
The Company currently anticipates DAYTONA Rising to cost approximately $400.0 million, excluding capitalized interest, which we expect to fund from cash on hand, cash from its operations, and it may use borrowings on its credit facility for a limited period of time. In June 2014, Florida Governor Rick Scott signed House Bill 7095 creating the Florida Sports Development Program, establishing a process for distributing state tax revenue for the construction or improvement of professional sports facilities. The DAYTONA Rising project is among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. The Company filed its application and recently received approval from the state's Department of Economic Opportunity. The final approval must come from the Legislative Budget Committee, whose decision is anticipated later in the first quarter of fiscal 2015. The new bill could potentially provide additional capital for the project.
Total spending incurred for DAYTONA Rising was approximately $119.3 million for fiscal 2014, totaling approximately $170.5 million since the inception of the project. Based on the Company's current plans for DAYTONA Rising, it has identified existing assets that are expected to be impacted by the redevelopment and will require accelerated depreciation, or losses on asset retirements, totaling approximately $50.0 million over the approximate 26-month project time span. During fiscal 2014, the Company recognized accelerated depreciation and losses on retirements of assets totaling approximately $15.8 million, with a total of approximately $28.0 million recognized since the inception of the project.
Despite the Company not anticipating the need for additional long-term debt to fund this project, accounting rules dictate that the Company capitalize a portion of the interest on existing outstanding debt during the construction period.  The Company estimates it will record approximately $11.0 million to $13.0 million of capitalized interest from fiscal 2013 through fiscal 2016, with roughly half of the capitalized interest recorded in fiscal 2014.  The lowering of the capitalized interest estimate from previously released amounts is due to plans for a portion of the new grandstand construction to go into service for Speedweeks 2015, thus suspending capitalization of interest on those assets on their in-service date. As a result of these assets going into service during fiscal 2015 and 2016, depreciation expense, related directly to DAYTONA Rising, will increase incrementally by approximately $12.0 million to $14.0 million in fiscal 2015, and an additional $9.0 million to $10.0 million in fiscal 2016, respectively. Accordingly, the Company's total depreciation expense for fiscal 2015 is estimated to be between approximately $93.0 million and $97.0 million, and approximately $100.0 million to $105.0 million in

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fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $90.0 million beginning in fiscal 2019.
The Company expects that by providing its fans with a superior event day as well as an expansive platform for its marketing partners, including an elevated hospitality experience, DAYTONA Rising, upon completion in 2016, is expected to provide an immediate incremental lift in Daytona International Speedway's revenues of approximately $20.0 million, and earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million with a mid-single-digit growth rate. The Company also currently anticipates the project to be accretive to its net income per share within three years of completion. While these forward looking amounts are management’s projections and the Company believes they are reasonable, actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, or lower than forecasted corporate sponsorships.
ONE DAYTONA
The Company entered into a 50/50 joint venture with Atlanta-based Jacoby Development, Inc. to develop a mixed-use entertainment destination, named ONE DAYTONA, located adjacent to our 188,000 square foot office building, the International Motorsports Center, on 189 acres we own located directly across from our Daytona motorsports entertainment facility.
The Company has announced that the ONE DAYTONA joint venture has selected Shaner Hotels and Prime Hospitality Group ("PHG") as its hotel partners. Shaner Hotels and PHG are planning a 145-room full-service boutique property and are working with global hospitality leader Marriott International to bring an exclusive Marriott Autograph Collection hotel to Daytona Beach and ONE DAYTONA.
The joint venture continues to refine the conceptual design for the first phase of ONE DAYTONA. Bass Pro Shops®, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. The joint venture is in active discussions with other potential anchor tenants for ONE DAYTONA. We have approved land use entitlements for ONE DAYTONA to allow for up to 1.4 million square feet of retail/dining/entertainment, 2,500 seats in a movie theater, 660 hotel rooms, 1,350 units of residential, 567,000 square feet of additional office space and 500,000 square feet of commercial/industrial space. Final designs are being completed for phase one of ONE DAYTONA, and the joint venture will incorporate the results of market studies, project costs and financing structures.
The joint venture has formed a Community Development District ("CDD") for the purpose of installing and maintaining public infrastructure at ONE DAYTONA. The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development.
The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. We are currently proceeding with the leasing phase of the project while

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simultaneously completing the various necessary requirements for the CDD to access the incentives to start infrastructure work.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
ISC has accounted for Kansas Entertainment as an equity investment in our financial statements as of November 30, 2014. Our 50.0 percent portion of Kansas Entertainment’s net income was approximately $9.4 million and $8.9 million for fiscal years 2013 and 2014, respectively, and is included in equity in net income from equity investments in our consolidated statements of operations. Included in our fiscal 2013 income from equity investment amount is approximately $1.1 million related to a one-time property tax refund.
Per the Development Agreement with the Unified Government of Wyandotte County/Kansas City, Kansas (“Unified Government”), the casino is subject to a 1.0 percent of gross gaming revenue penalty if it had not commenced construction on an adjacent hotel by the second anniversary of its opening, which was February 2014. In June 2014, the Unified Government approved an extension of the construction commencement date to give the Unified Government time to complete a feasibility analysis for a new convention center that could be integrated with the hotel. Recently, the Unified Government decided not to proceed with the integrated development, leaving Kansas Entertainment 100 days after the Unified Government’s notification of its decision to commence construction. Consequently, Kansas Entertainment has until April 10, 2015, subject to any additional time taking into account that groundbreaking cannot realistically occur during winter conditions, to commence construction prior to the enforcement of the aforementioned penalty.
The final decision to move forward with the proposed hotel will be market-based and subject to approval by Kansas Entertainment’s board. Should Kansas Entertainment ultimately not build the hotel it will be subject to the penalty from the second anniversary of its opening forward. Accordingly, beginning February 2014, Kansas Entertainment began recording expense equal to 1.0 percent of gross gaming revenue since it did not proceed with construction of a hotel by the original deadline. Included in our income from equity investment amounts for fiscal 2014 is approximately $0.6 million expense related to this penalty.
The Company has received cash distributions from the casino totaling $22.0 million and $21.5 million for fiscal years 2014 and 2013, respectively. Subsequent to November 30, 2014, we received an additional $5.5 million distribution from Kansas Entertainment.

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Fiscal 2015 Financial Outlook
Fiscal 2015 will feature certain activities and business changes that will significantly impact the comparability to the prior year. These changes include:

•	Certain elements of the DAYTONA Rising project placed in service beginning in 2015; and

•	The Company and industry's strategic change in the business model for merchandising officially licensed apparel and souvenirs.
As noted above, Budweiser Speedweeks 2015 will introduce several aforementioned amenities of the DAYTONA Rising project. As a result of these assets being placed in service in 2015, the Company will begin to recognize approximately $12.0 million to $14.0 million, or approximately $0.15 to $0.18 per diluted share, of incremental annual depreciation expense. Additional ongoing operating expenses related to new technology, maintenance and event operations associated with opening certain sections of DAYTONA Rising will be offset by incremental revenue recognized for DAYTONA Rising related benefits provided to sponsors in 2015. The revenue, operating expenses and depreciation impacting 2015 were contemplated in the DAYTONA Rising project pro-forma expectations at full build-out. The Company remains confident it will achieve its communicated targets for the project, including incremental revenues of approximately $20.0 million, and EBITDA of approximately $15.0 million to be recognized by fiscal 2016, when DAYTONA Rising is expected to be complete and all assets fully in service.
Recently, NASCAR and NASCAR Team Properties announced a 10-year agreement with Fanatics Retail Group Concessions, Inc. (“Fanatics”) to operate NASCAR’s entire at-track merchandise business and deliver fans an enhanced, experiential at-track shopping environment. As part of the agreement, Fanatics will be the exclusive retailer of NASCAR and driver merchandise at trackside for all 38 NASCAR Sprint Cup Series events. In addition, Fanatics has also contracted with ISC for 10 year exclusive retail merchandise rights for its track trademarks and certain other intellectual property at all ISC tracks. The new trackside retail model operated by Fanatics will evolve from using solely haulers for each specific team or driver to displaying all merchandise in a climate-controlled superstore retail environment supported by, in instances, smaller satellite retail touch points around the track. The new model will provide a more personal and convenient shopping experience for race fans. We believe this improved trackside merchandise model, combined with an upgraded online and mobile experience, will better position ISC and the industry to maximize merchandise sales while delivering top quality experience to our fans. Consequently, ISC's wholly owned subsidiaries, Americrown and MA, will no longer provide at track merchandise to fans at motorsports events and therefore will no longer earn and recognize the related revenue. Instead, the Company will receive a percentage of sales from Fanatics, recorded as part of Food, Beverage and Merchandise Revenue. For fiscal 2015, the Company is projecting a reduction in operating income of approximately $4.0 million to $5.0 million, or $0.05 to $0.06 per diluted share, related to this new merchandise business model. Contributing significantly to this reduction are one-time, non-recurring operating expenses totaling $3.5 million to $4.5 million related to partial year operations, for which there is no associated revenue, and restructuring costs to effectively transition merchandise operations.

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 12

Financial results will also reflect:
•Elimination of consolidated trackside merchandise operations, partially offset by percentage sales received from Fanatics, resulting in lower food, beverage and merchandise revenue and expense of approximately $37.0 million to $38.0 million, and $33.0 million to $34.0 million, respectively;
•Elimination of general and administrative expenses related to trackside merchandise operations of approximately $2.0 million to $3.0 million;
Going forward, the Company's expectation is that the new merchandising model will meet or exceed the historic contribution from this line of business as well as enhance the experience for our guests as noted above.
After considering the aforementioned business changes, for fiscal 2015, the Company anticipates total revenues to range between $615.0 million and $630.0 million. The Company expects revenue related to admissions, corporate sales and food, beverage and merchandise to be stable year-over-year, except as noted above, while television rights for NASCAR’s top three racing series are expected to increase 3.8 percent to approximately $315.0 million. The low-end of the range contemplates a decrease in consumer-related revenues, should economic conditions deteriorate and/or our core business not continue to show positive momentum.
The Company expects certain expense increases for the year, including an approximate 3.1 percent increase in NASCAR's sanction fees and prize and point fund monies, resulting from an increase in broadcast revenue and to a lesser extent, an increase in NASCAR Event Management Fees. Also, contributing to the increase in operating expenses is an approximately 3.2 percent increase to motorsports and general and administrative expenses, primarily personnel related costs, strategic spend supporting consumer marketing initiatives, the aforementioned operating expenses associated with assets placed in service related to DAYTONA Rising and one-time transition costs associated with the change in merchandise strategy. The Company continues to invest in strategies that target the younger demographics and social media, as well as improving the guest experience at live events, including enhanced data connectivity and multi-media content distribution on mobile devices and high-definition video screens.
As a result, the Company currently expects its fiscal 2015 non-GAAP EBITDA to be between $180.0 million and $195.0 million, and EBITDA margin to range between 29.5 percent and 31.0 percent of total revenues. This compares to fiscal 2014 EBITDA and margin of approximately $194.4 million and 29.8 percent, respectively. Deprecation and amortization expense is expected to be approximately $89.0 million to $91.0 million, on a non-GAAP basis, which includes an incremental approximately $12.0 million to $14.0 million related to assets placed in service for DAYTONA Rising. The Company currently expects its 2015 operating margin to range between 15.0 percent and 16.5 percent of total revenues, on a non-GAAP basis. The Company's effective tax rate in 2015 will be approximately 38.5 percent to 39.5 percent.
The Company expects fiscal 2015 cash distributions from the casino joint venture to ISC will be approximately $20.0 million to $22.0 million. Cash distributions anticipated for 2015 could be impacted should the

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 13

joint venture decide to commence construction on a hotel development. Equity income from the casino is expected to be approximately $8.0 million to $10.0 million for the year. The low end of projections for 2015 include the aforementioned penalty equal to 1.0 percent of gross gaming revenue if the casino has not commenced construction on a hotel development by April 10, 2015, subject to any additional time taking into account that groundbreaking cannot realistically occur during winter conditions.
The Company currently expects a $0.02 per share increase in its annual dividend to $0.26 per share, contingent upon approval from ISC's Board of Directors. The Company's share repurchase program will continue to maintain opportunistic parameters based on levels of ISC's stock price. On a quarterly basis, the Company will review and adjust, if necessary, the parameters of its Stock Purchase Plan. At this time, the Company does not expect material share repurchases for fiscal 2015.
Based on all of the above assumptions, the Company expects fiscal 2015 non-GAAP earnings between $1.10 and $1.30 per diluted share, which includes a charge of approximately $0.15 to $0.18 per diluted share related to additional depreciation for assets placed in service during fiscal 2015 for DAYTONA Rising and approximately $0.05 to $0.06 per diluted share related to non-recurring charges associated with the aforementioned merchandising strategy. Excluding these charges, non-GAAP earnings for fiscal 2015 would have been between $1.30 and $1.50 per diluted share, comparable to its non-GAAP earnings guidance for fiscal 2014. From an earnings perspective the fourth quarter will be the Company's most significant, followed by the second, first and third quarters, respectively.
ISC’s fiscal 2015 non-GAAP earnings per share guidance excludes any income statement impact attributable to the completion of the DAYTONA Rising project, including approximately $12.0 million non-capitalized costs and accelerated depreciation for removal of assets not fully depreciated, partially offset by approximately $4.0 million in capitalized interest expense. Also excluded are potential non-capitalized costs or charges that could be recognized related to our ONE DAYTONA development, start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel, any costs related to legal settlements; gain or loss on sale of fixed assets; accelerated depreciation and future loss on retirements or relocation of certain long-lived assets which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 14

Event Schedule

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter		Full Fiscal Year
Series Name	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
NASCAR Sprint Cup	3	3	6	7	4	4	8	7	21	21
NASCAR Xfinity	1	1	4	5	4	4	6	5	15	15
NASCAR Camping World	1	1	2	2	1	1	5	5	9	9
IndyCar Series	0	0	0	0	1	1	0	0	1	1
ARCA RE/MAX	1	1	1	1	2	2	1	1	5	5
IMSA Tudor United Sportscar Championship Series	1	1	0	0	1	1	0	0	2	2
AMA Superbike/Supercross	0	0	1	1	0	0	0	0	1	1
	7	7	14	16	13	13	20	18	54	54

NASCAR Sprint Cup and Xfinity Series
Darlington's NASCAR Sprint Cup weekend, which includes the NASCAR Xfinity series, will move from the second quarter 2014 to fourth quarter 2015.
In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry. Building on this foundation we will continue to execute our five year, $600 million capital allocation plan through 2017. For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 69156946.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A replay will be available two hours after the end of the call through midnight Tuesday, February 10, 2014. To access, dial (855) 859-2056 and enter the code 69156946, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 15

Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and with its subsidiary Motorsports Authentics, produces and markets motorsports-related merchandise. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 16

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Year Ended
	November 30, 2013	November 30, 2014	November 30, 2013	November 30, 2014
	(Unaudited)
REVENUES:
Admissions, net	$37,916	$37,667	$129,824	$129,688
Motorsports related	135,078	138,134	425,530	433,738
Food, beverage and merchandise	12,279	19,447	44,046	72,880
Other	3,395	4,505	13,240	15,630
	188,668	199,753	612,640	651,936
EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	52,636	53,761	159,349	162,988
Motorsports related	38,470	36,421	125,928	128,229
Food, beverage and merchandise	9,428	16,177	33,150	58,265
General and administrative	25,023	28,358	104,925	108,563
Depreciation and amortization	27,327	22,353	93,989	90,352
Losses on retirements of long-lived assets	6,252	2,845	16,607	10,148
	159,136	159,915	533,948	558,545
Operating income	29,532	39,838	78,692	93,391
Interest income	38	2,005	96	2,107
Interest expense	(3,615)	(1,386)	(15,221)	(9,182)
Other	(60)	3	75	5,380
Equity in net income from equity investments	2,289	2,172	9,434	8,916
Income before income taxes	28,184	42,632	73,076	100,612
Income taxes	10,979	16,808	27,784	33,233
Net income	$17,205	$25,824	$45,292	$67,379

Dividends per share	$—	$—	$0.22	$0.24
Earnings per share:
Basic and diluted	$0.37	$0.55	$0.97	$1.45

Basic weighted average shares outstanding	46,508,514	46,592,816	46,470,647	46,559,232

Diluted weighted average shares outstanding	46,524,279	46,606,009	46,486,561	46,573,038

Comprehensive income	$17,370	$25,989	$45,950	$68,036

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 17

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2013	November 30, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$172,827	$158,847
Receivables, less allowance	25,910	27,598
Inventories	2,619	4,030
Income taxes receivable	17,399	6,202
Deferred income taxes	3,122	2,789
Prepaid expenses and other current assets	13,965	8,099
Total Current Assets	235,842	207,565

Property and Equipment, net	1,276,976	1,381,190
Other Assets:
Equity investments	134,327	122,565
Intangible assets, net	178,628	178,629
Goodwill	118,791	118,791
Other	72,942	68,911
	504,688	488,896
Total Assets	$2,017,506	$2,077,651
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,807	$3,435
Accounts payable	27,669	41,491
Deferred income	35,679	33,043
Other current liabilities	15,907	18,813
Total Current Liabilities	82,062	96,782

Long-Term Debt	271,680	268,311
Deferred Income Taxes	366,531	354,276
Long-Term Deferred Income	8,604	9,548
Other Long-Term Liabilities	1,474	2,302
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	261	262
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	200	200
Additional paid-in capital	445,097	447,518
Retained earnings	846,235	902,433
Accumulated other comprehensive loss	(4,638)	(3,981)
Total Shareholders’ Equity	1,287,155	1,346,432
Total Liabilities and Shareholders’ Equity	$2,017,506	$2,077,651

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 18

Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended
	November 30, 2013	November 30, 2014
	(Unaudited)
OPERATING ACTIVITIES
Net income	$45,292	$67,379
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on assumption of controlling interest in equity investee	—	(5,447)
Depreciation and amortization	93,989	90,352
Stock-based compensation	2,533	2,826
Amortization of financing costs	1,397	1,779
Interest received on Staten Island note receivable	—	5,087
Deferred income taxes	36,012	(12,346)
Income from equity investments	(9,434)	(8,916)
Distribution from equity investee	8,216	10,076
Losses on retirements of long-lived assets, non-cash	10,023	2,644
Other, net	(26)	380
Changes in operating assets and liabilities
Receivables, net	4,920	(1,776)
Inventories, prepaid expenses and other assets	(479)	1,977
Accounts payable and other liabilities	3,658	(517)
Deferred income	(8,990)	(1,692)
Income taxes	(13,716)	11,041
Net cash provided by operating activities	173,395	162,847
INVESTING ACTIVITIES
Capital expenditures	(85,539)	(183,936)
Distribution from equity investee and affiliate	13,284	11,924
Equity investments and advances to affiliate	—	(1,322)
Proceeds from sale of Staten Island property	5,322	6,100
Cash included in assumption of ownership interest in equity investee	—	4,686
Other, net	646	32
Net cash used in investing activities	(66,287)	(162,516)
FINANCING ACTIVITIES
Payment of long-term debt	(2,513)	(2,807)
Exercise of Class A common stock options	341	—
Cash dividends paid	(10,229)	(11,181)
Reacquisition of previously issued common stock	(259)	(323)
Net cash used in financing activities	(12,660)	(14,311)
Net increase (decrease) in cash and cash equivalents	94,448	(13,980)
Cash and cash equivalents at beginning of year	78,379	172,827
Cash and cash equivalents at end of year	$172,827	$158,847

International Speedway Corporation - 4Q and Full-Year Fiscal 2014 Financial Results I 19